EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-103572, 333-111175, 333-119218, 333-119225, 333-119232, 333-130142, 333-145612, 333-152992, 333-72878, 333-13077, 333-44434, 333-83691, 333-41039, 333-162820 and 333-168626 on Form S-8 of our report dated February 23, 2012, relating to the Consolidated Financial Statements of CEC Entertainment, Inc., and the effectiveness of CEC Entertainment, Inc.’s internal control over financial reporting (which report expresses an unqualified opinion and includes an explanatory paragraph relating to its change in method of presenting comprehensive income in 2011 due to the adoption of FASB Accounting Standards Update No. 2011-05, Presentation of Comprehensive Income), appearing in this Annual Report on Form 10-K of CEC Entertainment, Inc. for the year ended January 1, 2012.

/s/ Deloitte & Touche LLP

Dallas, Texas

February 23, 2012